Hudson Pacific Properties Reports Strong First Quarter 2017 Financial Results

Over 525,000 Square Feet of Leases Executed at 63% GAAP and 42% Cash Rent Spreads

Los Angeles, CA, May 4, 2017—Hudson Pacific Properties, Inc. (the “Company,” or “Hudson Pacific”) (NYSE: HPP) today announced financial results for the first quarter ended March 31, 2017.

First Quarter Highlights

•	Net income attributable to common stockholders of $20.5 million, or $0.14 per diluted share, compared to net income of $2.3 million, or $0.03 per diluted share, a year ago;

•	FFO, excluding specified items, of $71.9 million, or $0.48 per diluted share, compared to $63.2 million, or $0.43 per diluted share, a year ago;

•
Executed new and renewal leases totaling 525,084 square feet, consisting of 352,596 square feet of new leases and 172,488 square feet of renewal leases with GAAP and cash rent growth of 62.6% and 42.1%, respectively, including a 10-year lease with Google, Inc. for 166,460 square feet at Rincon Center;

•	Improved in-service office portfolio leased rate to 91.2% as of March 31, 2017, up from 90.7% a year ago;

•	Completed public offering of 9,775,000 shares of common stock generating total net proceeds of $337.8 million after underwriting discounts and before other transaction costs;

•	Announced the acquisition of Sunset Las Palmas Studios (formerly Hollywood Center Studios) in Hollywood, which closed on May 1, 2017;

•	Sold 222 Kearny Street in San Francisco for $51.8 million before credits, prorations, and closing costs;

•	Sold 3402 Pico Boulevard in Santa Monica for $35.0 million before credits, prorations, and closing costs; and

•	Declared and paid a quarterly dividend of $0.25 per share on common stock, a 25% increase from the previous annualized dividend level.

“We are very pleased with first quarter results,” said Victor Coleman, Hudson Pacific Properties’ Chairman and CEO. “During the quarter, we executed more than 525,000 square feet of leases, with cash rent spreads of 42%, including a 166,000 square foot lease with Google, Inc. at our Rincon Center property in San Francisco. The high level of leasing activity to start the year demonstrates just how strong demand remains throughout our core markets.”

Coleman continued, “We completed a public offering of 9,775,000 shares of common stock generating net proceeds of $337.8 million. The transaction was used largely to repay amounts outstanding under credit facility in anticipation of redrawing amounts to complete the purchase of Hollywood Center Studios or, as we’ve recently rebranded it, Sunset Las Palmas Studios. The addition of Sunset Las Palmas means Hudson Pacific is now the largest, independent owner-operator of sound stages in the U.S. We are pleased to welcome Sunset Las Palmas to our Sunset Studios family and we deeply appreciate the strong interest in our recent equity offering from both existing and new investors in support of this acquisition, the Company and its continued growth.”

Financial Results

The Company reported net income attributable to common stockholders of $20.5 million, or $0.14 per diluted share, for the three months ended March 31, 2017, compared to net income attributable to common stockholders of $2.3 million, or $0.03 per diluted share, for the three months ended March 31, 2016.

Funds From Operations (FFO), excluding specified items, for the three months ended March 31, 2017 totaled $71.9 million, or $0.48 per diluted share, compared to FFO, excluding specified items, of $63.2 million, or $0.43 per diluted share, a year ago. There were no specified items for the first quarter of either 2017 or 2016.

FFO, including specified items, for the three months ended March 31, 2017 totaled $71.9 million, or $0.48 per diluted share, compared to $63.2 million, or $0.43 per diluted share, a year ago.

Consolidated Operating Results For The Three Months Ended March 31, 2017

Total revenue during the first quarter increased 9.6% to $168.3 million from $153.5 million for the same quarter a year ago. Total operating expenses decreased 3.9% to $139.8 million from $134.5 million for the same quarter a year ago. As a result, income from operations increased 49.9% to $28.5 million from $19.0 million for the same quarter a year ago. The primary reasons for the changes in total revenue and operating expenses are discussed below in connection with the Company’s segment operating results.

Interest expense during the first quarter increased 27.1% to $21.9 million from $17.3 million for the same quarter a year ago. The Company had $2.4 billion and $2.1 billion of notes payable, excluding net deferred financing costs and net loan premium, at March 31, 2017 and March 31, 2016, respectively.

The Company had $6.0 thousand of unrealized gain on the ineffective portion of derivative instruments during the first quarter of 2017 compared to $2.1 million of unrealized loss on the ineffective portion of derivative instruments during the first quarter of 2016.

The Company also had $16.9 million of gain on sale associated with the dispositions of 222 Kearny Street and 3402 Pico Boulevard during the first quarter of 2017 compared to $6.4 million of gain on sale associated with the disposition of Bayhill Office Center during the first quarter of 2016.

Segment Operating Results For The Three Months Ended March 31, 2017

Office Properties

Total revenue at the Company’s office properties increased 10.2% to $156.8 million from $142.3 million for the same quarter a year ago. The increase was primarily the result of a $17.3 million increase in rental revenue to $133.5 million, offset by a $3.1 million decrease in tenant recoveries to $17.4 million. The increase in rental revenue largely resulted from the commencement of the lease with Netflix at the Company’s ICON property, together with rental revenue associated with the acquisitions of 11601 Wilshire Boulevard (purchased in July 2016), Hill7 (purchased in October 2016) and Page Mill Hill (purchased in December 2016). The increase was partially offset by the dispositions of Bayhill Office Center (sold in January 2016), One Bay Plaza (sold in June 2016), and 222 Kearny Street (sold in February 2017). The decrease in tenant recoveries is largely due to a recovery adjustment following the favorable property tax reassessments of 1455 Market Street, Clocktower Square and Rincon Center.

Office property operating expenses increased 0.5% to $48.0 million from $47.7 million for the same quarter a year ago. The increase primarily resulted from the aforementioned acquisitions, partially offset by the Rincon property tax assessment and the sales of Bayhill Office Center, One Bay Plaza and 222 Kearny Street.

Net operating income with respect to the Company’s 34 same-store office properties for the first quarter increased 5.4% on a GAAP basis and 23.4% on a cash basis. The cash basis net operating income increase includes Cisco’s payment of $10.4 million in early lease termination fees, which was offset by the September 1, 2016 commencement of a rent and square footage reduction with Weil, Gotshal & Manges at Towers at Shore Center under a lease amendment entered into on December 18, 2014, prior to the Company’s acquisition of that property from Blackstone. The Company estimates that first quarter cash basis net operating income generated by its 34 same-store office properties would have increased approximately 13.2% without Cisco’s early lease termination payment and the impact of the lease with Weil, Gotshal & Manges LLP in both periods.

At March 31, 2017, the Company’s stabilized and in-service office portfolio was 96.4% and 91.2% leased, respectively. During the quarter, the Company executed 59 new and renewal leases totaling 525,084 square feet.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties increased 2.0% to $11.5 million from $11.2 million for the same quarter a year ago, largely due to a $0.7 million increase in rental revenue to $6.7 million and a $0.5 million increase in tenant recoveries to $0.7 million. That increase was partially offset by a $0.9 million decrease in other property-related revenue to $4.0 million. The increase in rental revenue largely resulted from higher occupancy at Sunset Gower and Sunset Bronson. The increase in tenant recoveries largely stemmed from higher recoveries for current and prior year expenses attributable to KTLA at Sunset Bronson. The decrease in other property-related revenue reflects unusually high production activity by a stage user in the first quarter of 2016, which normalized in the most recently completed quarter, as well as the use by Netflix of a stage for storage purposes in connection with its move into ICON over the most recent quarter. Total media and entertainment operating expenses increased 21.8% to $7.3 million from $6.0 million for the same quarter a year ago, largely due to higher occupancy at Sunset Gower and Sunset Bronson and expense savings associated with a property tax reassessment in 2016.

As of March 31, 2017, the trailing 12-month occupancy for the Company’s media and entertainment portfolio increased to 90.3% from 81.6% for the period ended March 31, 2016.

Balance Sheet

At March 31, 2017, the Company had total assets of $6.7 billion, including unrestricted cash and cash equivalents of $115.7 million. At March 31, 2017, the Company had $400.0 million of undrawn total capacity under its unsecured revolving credit facility.

Major Leasing

Executed Significant Bay Area Lease

Google, Inc. signed a 10-year lease for 166,460 square feet at Rincon Center in San Francisco, California. The lease is anticipated to commence in March 2018 and will backfill two of Hudson Pacific’s significant 2017 expirations: a 132,600-square-foot lease with AIG and a 22,000-square-foot lease with global law firm Dentons. The deal increased Google, Inc.’s total leased square footage within the Company’s portfolio to 472,189 square feet.

Campus Center Repositioning

On March 24, 2017, the Company announced the launch of a significant capital plan to reposition its 471,580-square-foot Campus Center asset in Milpitas, California. Construction will begin in January 2018 immediately following the lease expiration of Campus Center’s existing tenant, Cisco Systems. Cisco Systems had previously indicated it would opt out of its lease at the end of 2017 and provided formal notice of its intention to leave. The repositioning will include several of the Company’s signature improvements: entrance and lobby renovations; over 100,000 square feet of contemporary, market-ready office space; master planned landscaping; and enhanced outdoor recreation areas, including dedicated sporting areas, patios, collaborative seating and direct hiking trail access.

Dispositions

Sold 222 Kearny Street

On February 14, 2017, the Company sold 222 Kearny Street in San Francisco, California for $51.8 million before credits, prorations and closing costs. The Company sold the 148,797-square-foot office property for nearly a 40% premium to its basis.

Sold Redevelopment and Related Land at 3402 Pico Boulevard

On March 21, 2017, the Company sold 3402 Pico Boulevard in Santa Monica, California for $35.0 million before credits, prorations and closing costs. The Company sold the vacant 50,687-square-foot office redevelopment and related development land for a 13% premium to its basis.

Equity Offerings

Blackstone/Farallon Funds Offering

On January 10, 2017, the Company completed a public offering of 18,673,808 shares of its common stock, consisting of 8,881,575 shares offered by the Company, 8,626,311 shares offered by certain entities affiliated with The Blackstone Group L.P. (collectively, “Blackstone”) and 1,165,922 shares offered by certain funds affiliated with Farallon Capital Management, L.L.C. (collectively, the “Farallon Funds”). The Company used the approximately $312.2 million of gross proceeds, before deducting estimated underwriting discounts and estimated offering expenses, to acquire an aggregate of 8,598,480 common units of limited partnership interest in its operating partnership, Hudson Pacific Properties, L.P. (the “Operating Partnership”), from Blackstone and 283,095 common units of limited partnership interest in the Operating Partnership from the Farallon Funds. The Company did not receive any proceeds from the offering by Blackstone and the Farallon Funds. Following the offering, Blackstone and the Farallon Funds have informed the Company that they no longer hold any ownership interests in the Company or the Operating Partnership.

Company Common Stock Public Offering

On March 3, 2017, the Company completed a public offering of 9,775,000 shares of its common stock, including 1,275,000 shares of its common stock issued and sold pursuant to the exercise of the underwriters’ option to purchase additional shares in full, at the public offering price of $36.00 per share. Net proceeds from the offering, after deducting underwriting discounts and before other transaction costs, were approximately $337.8 million. The Company used a portion of the net proceeds to fully repay a $255.0 million balance outstanding under its unsecured revolving credit facility, with the remaining proceeds used for general corporate purposes. Subsequent to March 31, 2017, the Company re-borrowed amounts under its credit facility to complete the acquisition of Sunset Las Palmas Studios (formerly Hollywood Center Studios) in Hollywood, which closed on May 1, 2017.

Dividend

Paid Common Dividend

The Company’s Board of Directors declared a dividend on its common stock of $0.25 per share for the first quarter of 2017, equivalent to an annual rate of $1.00 per share and a 25% increase from the previous annualized dividend of $0.80 per share. The dividends were paid on March 30, 2017 to stockholders of record on March 20, 2017.

Activities Subsequent to March 31, 2017

Acquisition

Purchased Sunset Las Palmas Studios (formerly Hollywood Center Studios)

On May 1, 2017, the Company completed its acquisition of Sunset Las Palmas Studios (formerly Hollywood Center Studios) in Hollywood, California, a 369,000-square-foot media and entertainment campus with future development rights for $200.0 million before credits, prorations and closing costs. Located at 1040 North Las Palmas Avenue, Sunset Las Palmas Studios consists of 13 stages, production offices and support space on 15 acres near Hudson Pacific’s Sunset Gower and Sunset Bronson Studios.

2017 Outlook

Guidance Increased

The Company is increasing its full-year 2017 FFO guidance from its previously announced range of $1.90 to $2.00 per diluted share, excluding specified items, to a revised range of $1.92 to $2.02 per diluted share, excluding specified items. The guidance reflects the Company’s FFO for the first quarter ended March 31, 2017 of $0.48 per diluted share, excluding specified items, as well as the transactional activity referenced in this press release and in earlier announcements. While Cisco remains obligated to pay rent at our Campus Center property through the remainder of the current year, in addition to receiving that rent this guidance also includes the amortization beginning with the second quarter of this year of approximately $1.5 million per quarter of income. This reflects Cisco’s payment of $10.4 million in termination fees, reduced for GAAP purposes by the write-off of approximately $5.9 million of non-cash items (i.e., straight-line rent receivable and above/below-market rent lease adjustment) associated with the early termination. The full-year 2017 FFO estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this press release, but otherwise excludes any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital market activity or similar matters. There can be no assurance that the actual results will not differ materially from this estimate.

Below are some of the assumptions we used in providing this guidance (dollars in thousands):

Metric	Low	High
Growth in Same-Store Office Property Cash NOI(1)(2)(3)	6.5%	7.5%
Growth in Same-Store Media and Entertainment Property Cash NOI(1)(2)	5.9%	6.9%
GAAP Non-Cash Revenue (Straight-Line Rent and Above/Below-Market Rents)(4)	$44,000	$54,000
GAAP Non-Cash Expense (Above/Below-Market Ground Rent)	$(3,200)	$(3,200)
General and Administrative Expenses(5)	$(52,000)	$(57,000)
Interest Expense, net(6)	$(89,000)	$(92,000)
FFO Attributable to Non-controlling Interests	$(22,500)	$(24,500)
Weighted Average Common Stock/Units Outstanding—Diluted(7)	155,000,000	156,000,000

(1)
Same-Store is defined as the 34 office properties or two media and entertainment properties, as applicable, owned and included in our stabilized portfolio as of January 1, 2016 and anticipated to still be owned and included in the stabilized portfolio through December 31, 2017.

(2)	Please see non-GAAP information below for definition of Cash NOI.

(3)
This estimate excludes the $10.4 million early lease termination fee payed by Cisco and the impact of the lease with Weil, Gotshal & Manges LLP at Towers at Shore Center in both periods. Effective September 1, 2016, the rent and square footage with Weil, Gotshal & Manges LLP was reduced under a lease amendment entered into on December 18, 2014, prior to the Company’s acquisition of that property from Blackstone. We estimate that Same-Store Office Property Cash NOI growth, including Cisco’s early lease termination payment and the impact of the Weil, Gotshal & Manges LLP lease in both periods, would range from 7.8% to 8.8%.

(4)	Includes non-cash straight-line rent associated with the media and entertainment properties.

(5)	Includes non-cash compensation expense, which we estimate at $16,000 in 2017.

(6)	Includes amortization of deferred financing costs and loan premiums, which we estimate at $5,100 in 2017.

(7)
Diluted shares represent ownership in our Company through shares of common stock, OP Units and other convertible or exchangeable instruments. The weighted average fully diluted common stocks/units outstanding for 2017 includes an estimate for dilution impact of stock grants to our executives under our 2015, 2016 and 2017 outperformance programs and performance-based awards under our special one-time award grants based on the projected award potential of such programs as of the end of such periods, as calculated in accordance with the Accounting Standards Codification 260 Earnings Per Share.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information under “2017 Outlook” above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income attributable to common stockholders per diluted share, the most directly comparable forward-looking GAAP financial measure, including, for example, acquisition costs and other non-core items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Supplemental Information

Supplemental financial information regarding the Company’s first quarter 2017 results may be found in the Investor Relations section of the Company’s Website at investors.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property, and debt maturity schedules.

Conference Call

The Company will hold a conference call to discuss first quarter 2017 financial results at 11:00 a.m. PT / 2:00 p.m. ET on May 4, 2017. To participate in the call by telephone, please dial (877) 407-0784 five to 10 minutes prior to the start time to allow time for registration. International callers should dial (201) 689-8560. The call will also be broadcast live over the Internet and can be accessed via the Investor Relations section of the Company’s Website at investors.hudsonpacificproperties.com, where a replay of the call will be available for 90 days. A replay will also be available beginning May 4, 2017 at 2:00 p.m. PT / 5:00 p.m. ET, through May 11, 2017 at 8:59 p.m. PT / 11:59 p.m. ET, by dialing (844) 512-2921 and entering the passcode 13658789. International callers should dial (412) 317-6671 and enter the same passcode.

Use of Non-GAAP Information

The Company calculates funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, plus real estate depreciation and amortization (excluding amortization of above/below market lease intangible assets and liabilities and amortization of deferred financing costs and debt discounts/premium) and after adjustments for unconsolidated partnerships and joint ventures. The Company uses FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates, and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Cash Net Operating Income (NOI):

We define NOI as operating revenues (including rental revenues, other property-related revenue, tenant recoveries and other operating revenues), less property-level operating expenses (which includes external management fees, if any, and property-level general and administrative expenses). NOI on a cash basis is NOI on a GAAP basis, adjusted to exclude the effect of straight-line rent and other non-cash adjustments required by GAAP. We believe that NOI on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent and other non-cash adjustments to revenue and expenses.

About Hudson Pacific Properties

Hudson Pacific Properties is a vertically integrated real estate company focused on acquiring, repositioning, developing and operating high-quality office and state-of-the-art media and entertainment properties in select West Coast markets. Hudson Pacific invests across the risk-return spectrum, favoring opportunities where it can employ leasing, capital investment and management expertise to create additional value. Founded in 2006 as Hudson Capital, the Company went public in 2010, electing to be taxed as a real estate investment trust. Through the years, Hudson Pacific has strategically assembled a portfolio totaling over 17 million square feet, including land for development, in high-growth, high-barrier-to-entry submarkets throughout Northern and Southern California and the Pacific Northwest. The Company is a leading provider of design-forward, next-generation workspaces for a variety of tenants, with a focus on Fortune 500 and industry-leading growth companies, many in the technology, media and entertainment sectors. As a long-term owner, Hudson Pacific prioritizes tenant satisfaction and retention, providing highly customized build-outs and working proactively to accommodate tenants’ growth. Hudson Pacific trades as a component of the Russell 2000® and the Russell 3000® indices. For more information visit hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events, or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission, or SEC, on February 21, 2017, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor/Media Contacts:
Hudson Pacific Properties, Inc.
Laura Campbell
Vice President, Head of Investor Relations
(310) 445-5700
lcampbell@hudsonppi.com
or
Greg Berardi
Blue Marlin Partners
(415) 239-7826
greg@bluemarlinpartners.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheets (Unaudited, in thousands, except share data)

	March 31, 2017	December 31, 2016
ASSETS
REAL ESTATE ASSETS
Land	$1,265,399	$1,265,399
Building and improvements	4,628,355	4,502,235
Tenant improvements	393,525	373,778
Furniture and fixtures	4,231	4,276
Property under development	216,499	295,239
Total real estate held for investment	6,508,009	6,440,927
Accumulated depreciation and amortization	(463,882)	(419,368)
Investment in real estate, net	6,044,127	6,021,559
Cash and cash equivalents	115,690	83,015
Restricted cash	18,000	25,177
Accounts receivable, net	2,009	6,852
Straight-line rent receivables, net	84,850	87,281
Deferred leasing costs and lease intangible assets, net	296,645	309,962
Derivative assets	8,558	5,935
Goodwill	8,754	8,754
Prepaid expenses and other assets, net	84,582	27,153
Investment in unconsolidated entities	38,546	37,228
Assets associated with real estate held for sale	—	66,082
TOTAL ASSETS	$6,701,761	$6,678,998
LIABILITIES AND EQUITY
Notes payable, net	$2,388,388	$2,688,010
Accounts payable and accrued liabilities	135,198	120,444
Lease intangible liabilities, net	73,033	80,130
Security deposits	33,019	31,495
Prepaid rent	34,779	40,755
Derivative liabilities	967	1,303
Liabilities associated with real estate held for sale	—	3,934
TOTAL LIABILITIES	2,665,384	2,966,071
6.25% Series A cumulative redeemable preferred units of the operating partnership	10,177	10,177
EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Common stock, $0.01 par value, 490,000,000 authorized, 155,279,629 shares and 136,492,235 shares outstanding at March 31, 2017 and December 31, 2016, respectively	1,553	1,364
Additional paid-in capital	3,691,819	3,109,394
Accumulated other comprehensive income	8,710	9,496
Accumulated income (deficit)	3,784	(16,971)
Total Hudson Pacific Properties, Inc. stockholders’ equity	3,705,866	3,103,283
Non-controlling interest—members in consolidated entities	307,438	304,608
Non-controlling interest—units in the operating partnership	12,896	294,859
TOTAL EQUITY	4,026,200	3,702,750
TOTAL LIABILITIES AND EQUITY	$6,701,761	$6,678,998

Hudson Pacific Properties, Inc.
Consolidated Statements of Operations
(Unaudited, in thousands, except share data)

	Three Months Ended March 31,
	2017	2016
REVENUES
Office
Rental	$133,516	$116,227
Tenant recoveries	17,401	20,533
Parking and other	5,899	5,532
Total office revenues	156,816	142,292
Media & Entertainment
Rental	6,685	6,028
Tenant recoveries	665	199
Other property-related revenue	4,042	4,969
Other	77	49
Total Media & Entertainment revenues	11,469	11,245
TOTAL REVENUES	168,285	153,537
OPERATING EXPENSES
Office operating expenses	47,954	47,703
Media & Entertainment operating expenses	7,251	5,952
General and administrative	13,810	12,503
Depreciation and amortization	70,767	68,368
TOTAL OPERATING EXPENSES	139,782	134,526
INCOME FROM OPERATIONS	28,503	19,011
OTHER EXPENSE (INCOME)
Interest expense	21,930	17,251
Interest income	(30)	(13)
Unrealized (gain) loss on ineffective portion of derivative instruments	(6)	2,125
Other (income) expense	(678)	24
TOTAL OTHER EXPENSES	21,216	19,387
INCOME (LOSS) BEFORE GAINS ON SALE OF REAL ESTATE	7,287	(376)
Gains on sale of real estate	16,866	6,352
NET INCOME	24,153	5,976
Net income attributable to preferred units	(159)	(159)
Net income attributable to participating securities	(240)	(197)
Net income attributable to non-controlling interest in consolidated entities	(3,037)	(1,945)
Net income attributable to units in the operating partnership	(202)	(1,422)
Net income attributable to Hudson Pacific Properties, Inc. common stockholders	$20,515	$2,253
Basic and diluted per share amounts:
Net income attributable to common stockholders—basic	$0.14	$0.03
Net income attributable to common stockholders—diluted	$0.14	$0.03
Weighted average shares of common stock outstanding—basic	147,950,594	89,190,803
Weighted average shares of common stock outstanding—diluted	149,950,346	89,597,803
Dividends declared per share of common stock	$0.250	$0.200

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Reconciliation of net income to Funds From Operations (“FFO”):
Net income	$24,153	$5,976
Adjustments:
Depreciation and amortization of real estate assets	70,294	67,905
Gains on sale of real estate	(16,866)	(6,352)
FFO attributable to non-controlling interests	(5,507)	(4,162)
Net income attributable to preferred units	(159)	(159)
FFO to common stockholders and unitholders	71,915	63,208

Weighted average common stock/units outstanding—diluted	150,335	145,894
FFO per common stock/unit—diluted	$0.48	$0.43
FFO (excluding specified items) per common stock/unit—diluted	$0.48	$0.43

Hudson Pacific Properties, Inc.
Net Operating Income
(Unaudited, in thousands)

	Three Months Ended March 31,
	2017	2016
Reconciliation of net income to Net Operating Income (“NOI”):
Net income	$24,153	$5,976
Adjustments:
Interest expense	21,930	17,251
Interest income	(30)	(13)
Unrealized (gain) loss on ineffective portion of derivative instruments	(6)	2,125
Other (income) expense	(678)	24
Gains on sale of real estate	(16,866)	(6,352)
Income from operations	28,503	19,011
Adjustments:
General and administrative	13,810	12,503
Depreciation and amortization	70,767	68,368
NOI	$113,080	$99,882